Exhibit 5(h)
                           INVESTMENT ADVISORY AGREEMENT
                        (New York Municipal Money Portfolio)

                   AGREEMENT made as of November 5, 1991 between THE RBB FUND, INC., a Maryland corporation (herein called the "Company"), and PROVIDENT INSTITUTIONAL MANAGEMENT CORPORATION, a Delaware corporation (herein called the "Investment Advisor").

                   WHEREAS, the Company is registered as an open-end, management investment company under the Investment Company Act of 1940 (the "1940 Act") and currently offers or proposes to offer shares representing interests in ten separate investment portfolios; and

                   WHEREAS, the Company desires to retain the Investment Advisor to render investment advisory services with respect to the Company's New York Municipal Money Market Portfolio (the "Portfolio"), and the Investment Advisor is willing to so render such services.

                   NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed between the parties hereto as follows:

                  1. Appointment. The Company hereby appoints the Investment Advisor to act as investment advisor to the Company for the Portfolio for the period and on the terms set forth in this Agreement. The Investment Advisor accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

                  2. Delivery of Documents. The Company has furnished the Investment Advisor with copies properly certified or authenticated of each of the following:

                            (a)     Articles of Incorporation of the Company,
 filed with the Secretary of State of Maryland on February 29, 1988, as amended (such Articles of Incorporation, as presently in effect and as they shall from time to time be amended, herein called the "Articles of Incorporation");

                            (b)     Articles Supplementary of the Company,
 filed with the Secretary of State of the State of Maryland on March 24, 1988, April 27, 1990 and on May 1, 1990 and all further Articles of Supplementary filed with the State of Maryland ("Articles Supplementary");

                            (c)     By-Laws of the Company, as amended (such
 By-Laws, as presently in effect and as they shall from time to time be amended, herein called the "By-Laws");

                            (d) Resolutions of the Board of Directors of the
Company authorizing the appointment of the Investment Advisor and the execution and delivery of this Agreement;

                            (e)     A copy of the Distribution Agreement
 between the Company and the Company's principal underwriter (the "Distributor") relating to any class of the Portfolio and the form of the related Dealer Agreement, if any, for broker-dealers participating in the distribution of any class of Shares representing interests in the Portfolio ("Participating Dealers");

                            (f) Each Plan of Distribution pursuant to Rule 12b-1
under the 1940 Act relating to any class of Shares representing interests in the Portfolio and any amendments thereto;


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                            (g)     Each Shareholder Servicing Agreement, if
any, relating to any class of Shares representing interests in the Portfolio;

                            (h)     Each Non-12b-1 Shareholder Services Plan,
if any, relating to any class of Shares representing interests in the Portfolio;

                            (i) Notification of Registration of the Company
under the 1940 Act on Form N-8A as filed with the Securities and Exchange Commission ("SEC") on March 24, 1988 and all amendments thereto;

                            (j) The most recent Registration Statement of the
Company on Form N-1A under the Securities Act of 1933 (the "1933 Act") (File No. 33-20827) and under the 1940 Act relating to the Shares, and all amendments thereto (the "Registration Statement"); and

                            (k)     Each Prospectus relating to any class of
 Shares representing interests in the Portfolio in effect under the 1933 Act (such prospectuses, as presently in effect and as they shall from time to time be amended and supplemented, are herein collectively called the "Prospectuses").

                  The Company will furnish the Investment Advisor from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

                  3. Management of the Portfolio, Subject to the supervision of the Board of Directors of the Company, the Investment Advisor will provide for the overall management of the Portfolio, including (i) the provision of a continuous investment program for the Portfolio, including investment research and management with respect to all securities, investments, cash and cash equivalents in the Portfolio, (ii) the determination from time to time of what securities and other investments will be purchased, retained or sold by the Company for the Portfolio and (iii) the placement of orders for all purchases and sales made for the Portfolio. The Investment Advisor will provide the services rendered by it hereunder in accordance with the investment objectives, restrictions and policies of the Portfolio as stated in the applicable Prospectus and the applicable statement of additional information contained in the Registration Statement. The Investment Advisor further agrees that it will render to the Company's Board of Directors such periodic and special reports as the Board may request.

                  4. Brokerage. The Investment Advisor may place orders either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers, the Investment Advisor will attempt to obtain the best price and the most favorable execution of its orders. In placing orders, the Investment Advisor will consider the experience and skill of the firm's securities traders as well as the firm's financial responsibility and administrative efficiency. Consistent with this obligation, the Investment Advisor may, subject to the approval of the Board of Directors, select brokers on the basis of the research, statistical and pricing services they provide to the Portfolio and other clients of the Investment Advisor. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Investment Advisor hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Investment Advisor determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Investment Advisor to the Portfolio and its other clients and that the total commissions paid by the Portfolio will be reasonable in relation to the benefits to the Portfolio over the long-term. In no instance will the Portfolio's securities be purchased from or sold to the Distributor, the Investment Advisor or any affiliated person thereof, except to the extent permitted by SEC exemptive order or by applicable law.

                  5. Conformity with Law; Confidentiality. The Investment Advisor further agrees that it will comply with all applicable Rules and Regulations of all Federal regulatory agencies having jurisdiction over the Investment Advisor in the performance of its duties hereunder (herein called the "Rules"). The Investment Advisor will treat confidentially and as proprietary information of the Company all records and other information relative to the Company and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where the Investment Advisor may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company.


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                   6. Services Not Exclusive. The investment management services rendered by the Investment Advisor hereunder are not to be deemed exclusive, and the Investment Advisor shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

                   7. Books and Records. In compliance with the requirements of Rule 31a-3 of the Rules, the Investment Advisor hereby agrees that all records which it maintains for the Portfolio are the property of the Company and further agrees to surrender promptly to the Company any of such records upon the Company's request. The Investment Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 the records required to be maintained by Rule 31a-1 of the Rules.

                   8. Expenses. During the term of this Agreement, the Investment Advisor will pay all expenses incurred by it in connection with its activities as investment advisor under this Agreement other than the cost of (including brokerage commissions, if any) securities purchased for the Portfolio, the cost of any independent pricing service used in valuing the Portfolio's securities and fees, the cost of administrative, custodian or transfer agent services, and expenses of registering and qualifying shares for distribution under state securities laws.

                   In addition, if the expenses borne by the Portfolio in any fiscal year exceed the most restrictive applicable expense limitations imposed by the securities regulations of any state in which the Shares are registered or qualified for sale to the public, the Investment Advisor shall reimburse the Portfolio for any excess up to the amount of the fees payable by the Portfolio to it during such fiscal year pursuant to Paragraph 9 hereof; provided, however, that notwithstanding the foregoing, the Investment Advisor shall reimburse the Portfolio for such excess expenses regardless of the amount of such fees payable to it during such fiscal year to the extent that the securities regulations of any state in which the Shares are registered or qualified for sale so require.

 9.       Compensation.

                            (a)     For the services provided and the expenses
 assumed pursuant to this Agreement with respect to the Portfolio, the Company will pay the Investment Advisor from the assets of the Portfolio and the Investment Advisor will accept as full compensation therefore a fee, computed daily and payable monthly, at the following annual rate: .35% of the first $250 million of the Portfolio's average daily net assets, .30% of the next $250 million of the Portfolio's average daily net assets, and .25% of the Portfolio's average daily net assets in excess of $500 million.

                            (b)     The fee attributable to the Portfolio shall
 be satisfied only against the assets of the Portfolio and not against the assets of any other investment portfolio of the Company.

                 10. Limitation of Liability of the Investment Advisor. The Investment Advisor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Advisor in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

                 11. Duration and Termination. This Agreement shall become effective with respect to the Portfolio upon approval of this Agreement by vote of a majority of the outstanding voting securities of the Portfolio and, unless sooner terminated as provided herein, shall continue with respect to the Portfolio until August 16, 1992. Thereafter, if not terminated, this Agreement shall continue with respect to the Portfolio for successive annual periods ending on August 16, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Directors of the Company who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Directors of the Company or by vote of a majority of the outstanding voting securities of the Portfolio; provided, however, that this Agreement may be terminated with respect to the Portfolio by the Company at any time, without the payment of any penalty, by the Board of Directors of the Company or by vote of a majority of the outstanding voting securities of the Portfolio, on 60 days' written notice to the Investment Advisor, or by the Investment Advisor at any time, without payment of any penalty, on 90 days' written notice to the Company. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meaning as such terms have in the 1940 Act.)


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                 12. Amendment of this Agreement. No provision of this Agreement may be changed, discharged or terminated orally, except by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought, and no amendment of this Agreement affecting the Portfolio shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the Portfolio.

                 13. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law.

                  IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

 (Corporate Seal)                THE RBB FUND, INC.

 Attest: ______________          By: /s/ Edward J. Roach
                                     -------------------
                                    President

 (Corporate Seal)                PROVIDENT INSTITUTIONAL
                                 MANAGEMENT CORPORATION

 Attest: ______________          By: /s/ Thomas H. Neim
                                     ------------------
                                     President